Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File Nos. 33-16279, 333-52475 and 333-52477) of our report dated March 10, 2008, on our audit of the financial statements of Martin Yale International GmbH as of December 31, 2007, December 30, 2006 and December 31, 2005, and on our audit of the internal control over financial reporting of the Company as of December 31, 2007, which report is included in this Annual Report on Form 10-K.

/s/ FALK & Co GmbH
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

FALK & Co GmbH
Heidelberg, Germany
March 10, 2008